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                           General Motors Corporation




                                November 1, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

Dear Sirs:

        Re: General Motors Corporation Registration Statement on Form S-8 for the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States (the "Program")

        In connection with the registration of interests in respect of the Program and of 30,000,000 shares of General Motors $1-2/3 par value common stock, pursuant to that Program, an electronic transfer of the filing fee of $551,221.88 was made to the U.S. Treasury designated lockbox depository located in Pittsburgh, Pennsylvania.

        The aggregate offering price and the amount of the registration fee have been based on a price of $66.09 per share, which was the average of the high and low prices of General Motors $1-2/3 par value common stock, traded on the Composite Tape on October 26, 1999.

        All Securities Exchange Act of 1934 reports required to be filed have been filed and are complete.

        If you have any questions, please call Kelly Francis at (313) 667-7598.

                                                Very truly yours,

                                                GENERAL MOTORS CORPORATION


                                                   W. R. Kager, Director
                                                Corporate Financial Policy
                                                       and Reporting
Attachment

cc:   (without attachments)    (with attachments)
      Pete Bible               John Behnfeldt
      Wally Creek              Kevin Cobb
      Eric Feldstein           Bill Cowell
      Kelly Francis            Martin Darvick (3)
      Mike Losh                Deloitte & Touche LLP (5)
                               Davis Polk & Wardwell (12)








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